Exhibit 10.6
On July 24, 2009 the annual salary paid to Dr. Henry Samueli, Co-Founder of Broadcom Corporation, who currently serves Broadcom as a technology advisor, was increased from $1 to $33,280, which is the annual equivalent of twice the minimum wage in California. Dr. Samueli’s annual salary is expected to increase as the California minimum wage increases. Such change was effected for administrative purposes.